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                                                                   Exhibit 10.10


                                    _____________, 1998








            Re:   Option Acceleration

Dear __________________:

             This letter will confirm to you Talarian's agreement regarding the acceleration of Talarian options granted to you in connection with your employment at Talarian (the "Options") under the following circumstances:

            (i) If Talarian is Acquired (as defined below) during the term of your employment, 50% of the unvested portion of each Option shall accelerate and become fully vested effective on the closing of the Acquisition, and the remainder of the Option shall continue vesting over the original vesting period;

            (ii) If Talarian is Acquired during the term of your employment, or within 60 days thereafter, and your employment with Talarian is terminated by Talarian without Cause (as defined below) during the period commencing 60 days prior to the Acquisition and continuing until 12 months thereafter, then the entire unvested portion of each Option shall accelerate and become fully vested effective upon the latter of the closing of the Acquisition or the termination of your employment. For purposes of the foregoing you will be considered terminated if your compensation or responsibilities are materially and adversely changed, or if the Option does not continue in existence after the Acquisition on substantially the same or better terms as existed prior to the Acquisition.

             For purposes of this agreement "Acquired" or "Acquisition" shall mean (i) a merger or consolidation of Talarian with or into another company whereby the shareholders of Talarian prior to such transaction own, directly or indirectly, less than a majority of the surviving corporation, (ii) the sale of all or substantially all of Talarian's assets, or (iii) the sale, in one transaction or a series of related transactions, of a majority of the voting power of Talarian.
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______________, 1998
Page 2

             Also for purposes of this agreement, "Cause" shall mean: (i) a material failure or refusal by you to diligently perform your duties to Talarian; provided, however, that if reasonably possible, Talarian will provide you with 30 days advance notice to remedy the situation; (ii) intentional or grossly negligent conduct by you that is materially detrimental to, or materially discredits, the reputation, character or standing of Talarian, including, without limitation, the commission of a crime of moral turpitude;
(iii) conduct by you that is intended to do injury to Talarian; or (iv) disability that prevents you from performing your duties for more than 90 days in any 360 day period.

             Nothing in this letter will be deemed to increase the total number of shares exercisable pursuant to any Options held by you.

            Additionally, and notwithstanding any other provision of this letter, this letter shall be null and void, and you shall not be entitled to any other compensation or benefit on account of this letter, if the acceleration set forth herein would, in the opinion of Talarian's accountants, the accountants of an acquiror, or the SEC, result in Talarian not being able to use "pooling of interests" accounting treatment in connection with an Acquisition in which such accounting treatment would otherwise be used.

             You will not be entitled to any other amounts or payments in connection with a termination of employment from Talarian. As a condition to Talarian's obligation to accelerate the Options set forth herein, Talarian may require you to provide it with a full release in form and substance satisfactory to Talarian, in its reasonable discretion, at the time of acceleration of the Options.

             If the foregoing is acceptable, please sign below. Thank you very much for your continued efforts on behalf of Talarian.

                                    Very truly yours,





Accepted:


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